                                     BB&T
                                      and
                         First Liberty Financial Corp.
                                Macon, Georgia
                          Expanding a Great Franchise
                             Analyst Presentation
                                April 28, 1999

                          Forward-Looking Information

BB&T has made forward-looking statements in the accompanying analyst presentation materials that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of BB&T, and on the information available to management at the time the analyst presentation materials were prepared. In particular, the analyst materials in this report include statements regarding estimated earnings per share of BB&T on a stand alone basis, expected cost savings from the merger, estimated restructuring charges relating to the merger, estimated increases in First Liberty's fee income ratio, the anticipated accretive effect of the merger, and BB&T's anticipated performance in future periods. With respect to estimated cost savings and restructuring charges, BB&T has made assumptions about, among other things, the extent of operational overlap between BB&T and First Liberty, the amount of general and administrative expense consolidation, costs relating to converting First Liberty's bank operations and data processing to BB&T's systems, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, the extent of the charges that may be necessary to align the companies' respective accounting reserve policies, and the cost related to the merger. The realization of cost savings and the amount of restructuring charges are subject to the risk that the foregoing assumptions are inaccurate.

Any statements in the accompanying exhibit regarding the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods are subject to risks relating to, among other things, the following possibilities:
(1) expected cost savings from this merger or other previously-announced mergers may not be fully realized or realized within the expected time frame; (2) deposit attrition, customer loss or revenue loss following proposed mergers may be greater than expected; (3) competitive pressure among depository and other financial institutions may increase significantly; (4) costs or difficulties related to the integration of the businesses of BB&T and its merger partners, including First Liberty, may be greater than expected; (5) changes in the interest rate environment may reduce margins; (6)general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality, or a reduced demand for credit; (7) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which BB&T and First Liberty are engaged; (8) adverse changes may occur in the securities markets; and (9) competitors of BB&T and First Liberty may have greater financial resources and develop products that enable such competitors to compete more successfully than BB&T and First Liberty.

BB&T believes these forward-looking statements are reasonable; however, undue reliance should not be placed on such forward-looking statements, which are based on current expectations. Such statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BB&T following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond management's ability to control or predict.

                                    Outline

 .  Background and transaction terms
 .  Financial data
 .  Rationale and strategic objectives
 .  Investment criteria
 .  Summary

                                BB&T Corporation
                                     (BB&T)


 .     $40.1 billion bank holding company*
 .     637 branch locations in NC, SC, VA, GA, MD, WV, KY and the District of
      Columbia*

                                     For 3 months
                                    ended 3/31/99**
                                   -----------------
 .     ROA                                 1.65%
 .     Cash Basis ROA                      1.77%
 .     ROE                                20.54%
 .     Cash Basis ROE                     25.38%
 .     Efficiency ratio                   50.65%
-------------
* Includes the pending acquisitions of Mason-Dixon Bancshares, First Citizens Corporation and Matewan BancShares.
**    Recurring earnings

                         First Liberty Financial Corp.
                                    (FLFC)

 .    $1.7 billion savings bank holding company
 .    39 banking offices in Georgia
 .    13 consumer finance offices
 .    Correspondent mortgage originations in 16 states

                           For 3 months
                           ended 3/31/99
                          ---------------
 .    ROA                        1.30%
 .    ROE                       16.20%
 .    Efficiency ratio          57.54%

                           Pro Forma Company Profile
                                 March 31, 1999

 .    Size:         $41.8 billion in assets*
                   $12.8 billion in market capitalization**
 .    Offices               NC:       345
                           VA:       113
                           SC:        90
                           MD:        53
                           GA:        52
                           KY:        10
                           WV:         7
                           DC:         6
                          ---------------
                           Total:    676
----------
* Includes total assets for First Liberty Financial Corp., Mason-Dixon Bancshares, Inc., First Citizens Corporation, and Matewan BancShares, Inc.
** Based on 4/26/99 closing prices. Includes shares outstanding for First Liberty Financial Corp., Mason-Dixon Bancshares, Inc., First Citizens Corporation, and Matewan BancShares, Inc.

                            Terms of the Transaction


 .  Purchase price:           $33.25 per share [1]

 .  Aggregate value:          $500.0 million [1] (including options)

 .  Consideration:            Shareholders will receive $33.25 per FLFC share if
                             BB&T's average price during the pricing period is between $38.22 and $39.12. If BB&T's price is below $38.22 First Liberty shareholders will receive a fixed exchange ratio of .87 and if BB&T's price is above $39.12 they will receive a fixed exchange ratio of .85.

 .  Structure:                Tax-free exchange of stock equal to 100% of
                             purchase price

 .  Accounting treatment:     Transaction will be accounted for as a
                             pooling-of-interests

 .  Lock-up provision:        Stock option agreement

[1]  Based on BB&T's closing stock price of $39.00 on April 26, 1999.

                                    Pricing


 .  Purchase price                  $33.25

 .  Premium / market                 46.14%

 .  Price / 3-31-99 stated book       3.53x

 .  Price / LTM recurring EPS        24.27x

 .  BB&T shares issued               12.8 million*

* BB&T shares issued based on FLFC shares outstanding adjusted for stock options.

                          Acquisition Comparables [1]
Bank and Thrift Acquisitions with Deal Values of $240 Million to $750 Million Announce Since 3-31-98

                                                           Total                                                 Deal Pr/
                                                Bank/      Assets         Date        Deal      Deal    Deal Pr/  4-Qtr
    Buyer                   Seller             Thrift      Seller       Announced    Value      Pr/Bk     Tg Bk    EPS
                                                          ($000)                     ($M)        (%)       (%)     (x)
Old Kent Finl Corp.      CFSB Bancorp Inc.       Thrift       880,347     02/24/99      243.2    333.0    333.0    20.5
Union Planters Corp.     Republic Bnkg Corp.     Bank       1,542,658     02/22/99      412.0    241.8    259.8    25.0
Summit Bancorp           Prime Bancorp Inc.      Bank       1,039,340     02/18/99      302.6    324.9    335.2    24.6
U.S. Bancorp             Bank of Commerce        Bank         638,166     02/18/99      306.3    455.4    455.4    22.5
BB&T Corp.               Mason-Dixon Bcshs       Bank       1,083,283     01/28/99      247.2    299.2    326.4    23.4
Chittenden Corp.         Vermont Financial       Bank       2,110,300     12/16/98      454.2    208.2    285.6    27.9
Sky Financial Group      First Western Bncp      Bank       2,203,139     12/14/98      424.5    280.0    479.9    22.0
Republic Bancorp         D&N Financial Corp.     Thrift     1,998,299     12/01/98      293.6    246.7    265.1    18.2
Sovereign Bancorp        Peoples Bancorp Inc.    Thrift       873,466     09/08/98      379.4    111.7    115.1    45.0
BB&T Corp.               MainStreet Financial    Bank       2,041,955     08/27/98      539.7    320.5    340.3    27.4
First Merit Corp.        Signal Corp.            Bank       1,519,719     08/11/98      473.0    321.9    466.9    23.4
City Holdings Company    Horizon Bancorp Inc.    Bank       1,043,327     08/07/98      413.4    360.9    378.8    29.4
Banknorth Group Inc.     Evergreen Bancorp       Bank       1,048,307     07/31/98      318.7    351.3    352.0    26.9
Peoples Heritage Fin     SIS Bancorp Inc.        Thrift     1,793,968     07/20/98      430.0    312.8    312.8    32.3
First Commonwealth       Southwest Natl Corp.    Bank         742,106     07/16/98      269.8    325.5    326.2    30.8
First American Corp.     Pioneer Bancshares      Bank         993,087     05/28/98      292.0    284.3    300.8    29.7
Republic Security        First Palm Beach Bcp    Thrift     1,791,370     05/28/98      299.1    237.9    243.1    30.8
Old Kent Finl Corp.      First Evergreen Corp    Bank       1,933,096     04/21/98      482.3    243.5    247.8    26.7
Star Banc Corp.          Trans Financial Inc.    Bank       2,115,011     04/09/98      695.8    433.8    461.9    27.9
FirstMerit Corp.         Security First Corp.    Thrift       677,876     04/05/98      255.1    349.4    354.9    27.4

Maximum                                                     2,203.139                   695.8    455.4    479.9    45.0
Minimum                                                       638,166                   243.2    111.7    115.1    18.2
Average                                                     1,403,441                   376.6    302.1    332.0    27.1
Median                                                      1,301,501                   349.1    316.6    329.7    27.1

BB&T Base Model          First Liberty Financial Corp.     $1,664,348                   500.0    352.6    383.9    26.8 *

Over / (Under) Average Comparable                                                                 50.5     51.9    (0.3)
* Based on First Liberty's reported earnings for the four quarters ending 3-31-99 of $1.24.

BB&T Base Model          First Liberty Financial Corp.     $1,664,348                   500.0    352.6    383.9    24.3 *

Over / (Under) Average Comparable                                                                 50.5     51.9    (2.8)
* Based on First Liberty's recurring earnings for the four quarters ending 3-31-99 of $1.37.


[1] Source for Acquisition Comparables: SNL Securities.

                                Financial Data

                               Financial Summary


For Quarter Ended:                3/31/99    3/31/99
                                  BB&T [1]    FLFC
                                  -------    -------
ROA                                  1.65%     1.30%
ROE                                 20.54     16.20
Net interest margin (FTE)            4.28      3.81
Efficiency ratio                    50.65     57.54
Net charge-offs / avg. loans          .21       .49
Allowance / nonperf. Loans         388.59    141.58
Nonperf. Assets / total assets        .31       .87

[1] Recurring earnings

                               Capital Strength

                                           BB&T       FLFC
                                         (3/31/99)  (3/31/99)
                                         --------   --------
Shareholders' equity / total assets         7.8%       8.0%
Leverage capital ratio                      6.9%       7.7%
total risk-based capital ratio             14.1%      12.5%

                           Rationale for Acquisition

 . BB&T has an announced strategy to pursue in-market and contiguous state acquisitions of high quality banks and thrifts in the $250 million to $10 billion range. The acquisition of First Liberty is consistent with this strategy.

 . This acquisition is very consistent with past acquisitions which we have successfully executed, i.e. it fits our model.

 .  BB&T and First Liberty share similar cultures.

 . First Liberty provides BB&T with entry into the Macon and Savannah, Georgia markets.

                             Strategic Objectives

 .  The key strategic objectives in this acquisition are:
     -  Entry into the Macon and Savannah, Georgia markets
     -  Grow fee income using BB&T's wider array of fee-based services
     -  Improve efficiency
        -  25% cost savings fully realized in the year 2000
     - Develop additional commercial relationships using BB&T's product offerings

                             Franchise Enhancement

 .  Market extension merger into the Macon and Savannah, Georgia markets
 .  Expand BB&T's community bank in Georgia
 .  Gives BB&T an enhanced base for future market expansion opportunities in
   Georgia
 . Extends BB&T's presence into additional economically vital Georgia markets . Savannah is a natural extension of BB&T's Coastal SC markets.

                                Grow Fee Income

                                        BB&T       FLFC
                                       3/31/99    3/31/99
                                       -------    -------
     Fee income ratio                   30.8%      20.2%

Goal to raise FLFC's fee income ratio by leveraging BB&T's sales management system and broader product selection

                            Efficiency Improvement

                          Targeted Anual Cost Savings
                          ---------------------------
           $11.4 million or approximately 25% of FLFC's expense base

                          After-Tax One-Time Charges

                        One-time merger-related charges
                        -------------------------------
                                  $11 million

                               Branch Locations

         [Map of Mid-Atlantic United States showing branch locations]

[icon]  BB&T Branches
[icon]  MainStreet Financial Branches (BB&T Pending Conversion)
[icon] First Citizens Corporation Branches (BB&T Pending Conversion) [icon] Mason-Dixon Bancshares Branches (BB&T Pending Conversion)
[icon]  Matewan Bancshares Branches
[icon]  Fist Liberty Financial Corp. Branches

                             Economic Vitality Map

                               [Map of Georgia]

[icon]  First Liberty Financial Corp. Branches

                            Market Characteristics

Macon and Savannah

 .    Georgia's economy is projected to be among the Southeast region's most prosperous and to outperform the national economy substantially.
 .    After Atlanta, Savannah and Macon are Georgia's second and third fastest growing MSA's, respectively.
 .    Total population in the Macon MSA is projected to increase 6% by 2003 to
     337,836.
 .    Total 1999 employment in the Macon MSA is projected to increase 1.6% from
     1998 to 150,978.
 .    Total population in the Savannah MSA is projected to increase 7% by 2003 to
     307,907.
 .    Total 1999 employment in the Savannah MSA is projected to increase 1.7%
     from 1998 to 135,606.
 .    Savannah attracts over 6 million tourists annually, generating over $634 million in revenue.

                           BB&T Investment Criteria

 .    EPS and Cash Basis EPS (accretive by year 2)
 .    Internal rate of return (15% or better)
 .    Return on equity and Cash Basis ROE (accretive by year 3)
 .    Return on assets and Cash Basis ROA (accretive by year 3)
 .    Book value per share (accretive by year 5)
 .    Must not cause combined leverage capital ratio to go below 7%

Criteria are listed in order of importance. There are sometimes trade-offs among criteria.

                                  Assumptions

 .    BB&T 1999 EPS and 2000 EPS are based on First Call estimates of $1.94 and
     $2.18, respectively. Subsequent years are based on 9% income statement and balance sheet growth.

 .    $11.4 million in cost savings (25% of FLFC's expense base). Cost savings will be recognized over 2 years with 25% of total cost savings achieved in 1999 and the remaining 75% in 2000.

 .    Fee income improvement - raise FLFC's fee income ratio from 20.0% for March
     QTD 1999 to 25% for full-year 2001 by leveraging BB&T's sales management system and expanded product offerings.

 .    FLFC's net interest margin (non-FTE) is increased over five years to 4.30%

 .    For FLFC, we have assumed income statements and balance sheet growth of 10%
     annually from 2001 and thereafter except for the enhancements cited above.

                          Impact of Earnings Per Share

                    Accretion               Accretion
                    (Dilution)  Pro Forma   (Dilution)
         Pro Forma  Pro Forma   Cash Basis  Pro Forma
            EPS       Shares       EPS        Shares
         ---------  ----------  ----------  ----------
1999*        $1.93     $(0.01)       $2.04     $(0.01)
2000          2.18       0.00         2.30       0.00
2001          2.37       0.01         2.49       0.01
2002          2.59       0.02         2.70       0.02
2003          2.83       0.02         2.94       0.02
2004          3.09       0.03         3.18       0.03
2005          3.37       0.04         3.46       0.04
2006          3.68       0.04         3.77       0.05
2007          4.01       0.05         4.10       0.05
2008          4.38       0.06         4.46       0.06
2009          4.77       0.07         4.86       0.07

Internal Rate of Return 15.03%

*Recurring earnings

                                 Impact on ROE*

                                 Pro Forma
           Pro Forma             Cash Basis
            ROE(%)     Change      ROE(%)     Change
          -----------  -------  ------------  -------
1999**        19.86     (0.24)       24.36     (0.39)
2000          19.96     (0.07)       23.61     (0.16)
2001          19.33      0.01        22.24     (0.05)
2002          18.83      0.01        21.16     (0.04)
2003          18.42      0.04        20.28     (0.01)
2004          18.04      0.06        19.47      0.03

* The decrease in ROE results from the build up in equity relative to assets. ** Recurring earnings

                                 Impact on ROA

                                Pro Forma
          Pro Forma             Cash Basis
           ROA(%)     Change      ROA(%)     Change
         -----------  -------  ------------  -------
1999*         1.52      (.01)        1.63      (.01)
2000          1.58      (.00)        1.68      (.00)
2001          1.58       .00         1.67       .00
2002          1.58       .00         1.66       .00
2003          1.59       .01         1.66       .01
2004          1.59       .01         1.65       .01

* Recurring earnings

                     Impact on Book Value / Leverage Ratio

              Pro Forma
        Book Value Per Share
        ---------------------   Pro Forma
                   Accretion    Leverage   Accretion
         Stated   (Dilution)     Ratio     (Dilution)
        --------  -----------  ----------  ----------
1999      $10.28       $0.05        7.20%        .04
2000       11.57        0.05        7.62         .03
2001       12.98        0.07        8.01         .03
2002       14.51        0.09        8.35         .03
2003       16.20        0.11        8.66         .04
2004       18.06        0.15        8.95         .04
2005       20.11        0.19        9.22         .05
2006       22.38        0.24        9.48         .06
2007       24.89        0.30        9.72         .06
2008       27.68        0.37        9.96         .07
2009       30.91        0.44       10.24         .07

                                    Summary

 .    The acquisition of First Liberty Financial Corporation is a strong strategic fit:
       -  It helps accomplish or goal of expanding our Georgia market; more
          specifically, into the   Macon and Savannah MSA's
       -  It fits culturally and geographically
       - This is the type of merger we have consistently successfully executed

 .    Overall Investment Criteria are met:
       -  EPS and Cash Basis EPS accretive in 2000
       -  IRR 15.03%
       -  ROA and Cash Basis ROA accretive in 2001
       -  Book value accretive in 1999
       -  Combined leverage ratio remains above 7%
       -  Accelerated dividend growth potential in 2000

                                   Appendix

 .    Historical Financial Data
 .    Glossary

First Liberty Financial Corp.
Financial Summary

                                                      Sept. 30      Sept. 30      Sept. 30
                                                        1996          1997          1998
                                                    ------------  ------------  ------------
Earnings Summary (in thousands)

Interest Income (FTE)
Interest on loans & leases                           $   77,000    $   88,142    $   93,364
Interest & dividends on securities                       11,273        13,290        15,559
Interest on temporary investments                         6,374         6,635         5,013
                                                     ----------    ----------    ----------
   Total interest income (FTE)                           94,647       108,067       113,936
                                                     ----------    ----------    ----------

Interest Expense
Interest expense on deposit accounts                     40,977        43,529        46,589
Interest on short-term borrowings                         6,359         7,100        11,203
Interest on long-term debt                                2,823         6,974         2,511
                                                     ----------    ----------    ----------
   Total interest expense                                50,159        57,603        60,303
                                                     ----------    ----------    ----------

Net interest income (FTE)                                44,488        50,464        53,633
   Less taxable equivalency adjustment                        -             -             -
                                                     ----------    ----------    ----------
Net interest income                                      44,488        50,464        53,633
Provision for loan losses                                 3,432         5,654         5,671
                                                     ----------    ----------    ----------
Net interest income after provision                      41,056        44,810        47,962
                                                     ----------    ----------    ----------

Noninterest Income
Service charges on deposit accounts                       5,740         6,952         7,333
Non-deposit fees and commissions                          2,445         2,310         1,621
G/(L) on sale of loans, real estate & securities          1,759         2,260         5,153
Other operating income                                    2,621         3,942         4,773
                                                     ----------    ----------    ----------
   Total noninterest income                              12,565        15,464        18,880
                                                     ----------    ----------    ----------

Noninterest Expense
Personnel                                                18,165        21,086        23,290
Occupancy & equipment                                     4,409         4,298         4,948
FDIC premiums                                             1,424           769           668
Other operating expenses                                 10,190        12,099        11,407
                                                     ----------    ----------    ----------
   Total noninterest expense                             34,188        38,252        40,313
                                                     ----------    ----------    ----------

Net income before taxes                                  19,433        22,022        26,529
Income taxes                                              6,354         6,904         9,204
                                                     ----------    ----------    ----------
Net income before nonrecurring charges                   13,079        15,118        17,325
                                                     ----------    ----------    ----------
Nonrecurring charges                                     (2,341)       (4,831)       (1,868)
                                                     ----------    ----------    ----------
   Net income                                        $   10,738    $   10,287    $   15,457
                                                     ----------    ----------    ----------

Basic EPS                                            $     0.83    $     0.78    $     1.16
Diluted EPS                                                0.82          0.76          1.14
Diluted EPS before nonrecurring charges                    1.00          1.11          1.28

Book value                                           $     8.14    $     8.20    $     9.02

EOP shares                                               12,550        13,355        13,552
Basic shares                                             12,387        13,045        13,373
Diluted shares                                           13,080        13,592        13,585


First Liberty Financial Corp.
Financial Summary


                                                       Sept. 30      Sept. 30      Sept. 30
                                                         1996          1997          1998
                                                     ----------    ----------    ----------
Average Balance Sheet
(In thousands)

Assets
Loans                                                $  832,686    $  943,983    $1,004,303
Securities                                              155,499       202,453       248,090
Other earning assets                                     93,719       108,465        75,145
                                                     ----------    ----------    ----------
    Total interest-earning assets                     1,081,904     1,254,901     1,327,538
                                                     ----------    ----------    ----------

Goodwill & other intangibles                             10,211        10,503        10,871
Other assets                                            108,495       105,842       128,596
                                                     ----------    ----------    ----------
   Total assets                                      $1,200,610    $1,371,245    $1,467,004
                                                     ----------    ----------    ----------

Net interest margin                                        4.11%         4.02%         4.04%

Securities as a percent of earning assets                    14%           16%           19%

Liabilities & Shareholders' Equity
Interest-bearing deposits:
Money Market & NOW                                   $  217,350    $  220,599    $  205,032
Savings                                                  64,088        58,450        54,800
CD's and other time                                     550,075       617,320       670,468
                                                     ----------    ----------    ----------
   Total interest-bearing deposits                      831,513       896,369       930,300
Short-term borrowed funds                               106,605       121,787       212,038
Long-term debt                                           30,450       110,304        47,358
                                                     ----------    ----------    ----------
   Total interest-bearing liabilities                   968,568     1,128,460     1,189,696

Demand deposits                                         108,822       117,310       145,196
Other liabilities                                        23,021        17,073        16,246
                                                     ----------    ----------    ----------
   Total liabilities                                  1,100,411     1,262,843     1,351,138
                                                     ----------    ----------    ----------

Preferred equity                                          7,564         3,782             -
Common equity                                            92,635       104,620       115,866
                                                     ----------    ----------    ----------
   Total equity                                         100,199       108,402       115,866
                                                     ----------    ----------    ----------

Total liabilities & shareholders' equity             $1,200,610    $1,371,245    $1,467,004
                                                     ----------    ----------    ----------

Other int-liab. as a percent of total assets                 11%           17%           18%

First Liberty Financial Corp.
Financial Summary



                                             Sept. 30     Sept. 30     Sept. 30
                                               1996         1997         1998
                                             -------      --------     --------
Ratio Analysis

ROA                                             1.09%        1.10%        1.18%
ROCE                                           14.12%       14.45%       14.95%
Efficiency ratio                                61.8%        60.1%        59.8%
Adj. Noninterest income / Adj. Revenues         22.0%        23.5%        26.0%
Average equity / Average assets                  8.3%         7.9%         7.9%

Credit Quality
(in thousands)
Beginning                                   $ 10,791   $   11,605   $   14,389
                                            --------   ----------   ----------
Provision                                      3,432        7,764        5,671
Acquired allowance                               (43)           -          666
Net charge-offs                               (2,575)      (4,980)      (4,342)
                                            --------   ----------   ----------
Ending allowance                            $ 11,605   $   14,389   $   16,384
                                            --------   ----------   ----------

Allowance                                       1.27%        1.43%        1.59%
Charge-off rate                                 0.31%        0.53%        0.43%

Period end loans & leases                   $913,642   $1,003,977   $1,028,383

Perion end common equity                    $102,158   $  109,514   $  122,204

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Glossary

Return on Assets - recurring earnings for the period as a percentage of average assets for the period.

Return on Equity - recurring earnings for the period as a percentage of average common equity for the period.

Cash Basis Performance Results and Ratios - These calculations exclude the effect on net income of amortization expense applicable to certain intangible assets. The ratios also exclude the effect of the unamortized balances of these intangibles from assets and equity.

Efficiency Ratio - calculated as recurring noninterest expense as a percentage of the sum of recurring net interest income on a fully taxable equivalent basis and recurring noninterest income.

Leverage Capital Ratio - Common shareholders' equity excluding unrealized securities gains and losses and certain intangible assets as a percentage of average assets for the most recent quarter less certain intangible assets.

Total Risk-Based Capital Ratio - the sum of shareholders' equity, a qualifying portion of subordinated debt and a qualifying portion of the allowance for loan and lease losses as a percentage of risk-weighted assets.

Net Charge-Off Ratio - Loan losses net of recoveries as a percentage of average loans and leases.

Internal Rate of Return - the interest rate that equates the present value of future returns to the investment outlay. An investment is considered acceptable if its IRR exceeds the required return. The investment is defined as the market value of the stock and/or other consideration to be received by the selling shareholders.

Recurring Results or Ratios - earnings excluding charges and expenses principally related to completing mergers and acquisitions.

Certain of the ratios discussed above may be annualized if the applicable periods are less than a full year.

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